UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2008

Perini Corporation

(Exact name of registrant as specified in its charter)

____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA 01701

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (508) 628-2000

None

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Items

On August 25, 2008, Perini Corporation (“Perini”) was served by an individual named William B. Isham filed on August 18, 2008 in the U.S. District Court for the District of Massachusetts who is seeking to create a class of those who purchased Perini stock between November 2, 2006 and January 17, 2008, alleging securities law violations against Perini and three current and one former company executives (Ronald N. Tutor, Robert Band, Michael E. Ciskey and Kenneth R. Burk). The complaint alleges generally that the defendants issued press releases, filed reports with the SEC and made other public statements that purportedly contained material misrepresentations or omissions regarding the future prospects for Las Vegas construction projects, and that these misrepresentation and omissions purportedly had the effect of supporting an artificially high trading price of Perini's common stock. On January 17, 2008, Perini issued a press release announcing that the developer of one of its Las Vegas projects had received a default notice from its bank lender the prior day. The plaintiff, who alleges he owns Perini stock, also alleges that this announcement and stock sales by the individual defendants made prior to January 17, 2008 support his claims regarding Perini's prior disclosures about the Las Vegas construction market. Plaintiff seeks certification of the matter as a class action, and unspecified damages allegedly incurred by Perini shareholders who had purchased stock during the putative class period. A scheduling order has not yet been entered in the case. Perini plans to vigorously defend against this lawsuit.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 28, 2008.

PERINI CORPORATION

/s/ Kenneth R. Burk
By:	Kenneth R. Burk
Its:	Senior Vice President and
Chief Financial Officer

LIBC/2033910.3 10/25/04